Exhibit 99.1


OPHTHALMIC IMAGING SYSTEMS                  CONTACTS:             Gil Allon, CEO
221 Lathrop Way, Suite I                                      Ariel Shenhar, CFO
Sacramento, CA  95815                                             (916) 646-2020

                                            INVESTOR RELATIONS     Todd Fromer /
                                                                  Marybeth Csaby
                                                                  KCSA Worldwide

                                                     212-896-1215 / 212-896-1236
                                                           FOR IMMEDIATE RELEASE

       OPHTHALMIC IMAGING SYSTEMS RECEIVES $9 MILLION FINANCING COMMITMENT

         SACRAMENTO, California, December 29, 2004. Ophthalmic Imaging Systems (OTCBB:OISI), a leading provider of ophthalmic digital imaging systems, today announced that it has received a commitment from Boston-based Dutchess Private Equities Fund, II, L.P. to purchase up to $9 million of OISI's common stock during a thirty-month period.

         Under the terms of the agreement, OISI may request drawdowns by selling shares of its common stock to Dutchess Private Equities Fund II, L.P., and Dutchess Private Equities Fund II L.P. will be obligated to purchase the shares. OISI is under no obligation to request any drawdowns under the agreement. OISI has agreed to register 6 million shares with the Securities and Exchange Commission. This agreement will become effective commencing on the date the registration statement is declared effective by the Securities and Exchange Commission.

         Mr. Gil Allon, OISI Chief Executive Officer said, "Having demonstrated consistent profitability over the past 12 quarters, we chose a financial partner that recognized our value, our growing traction and the long-term potential of our business. Dutchess was the perfect choice and we look forward to their ongoing support."

         Mr. Allon added, "With the recent launch of our two new products, OIS WinStation 3200(TM) imaging system and the OIS WebStation(TM) webserver, OISI is fostering its leadership position in the ophthalmic digital imaging space. This funding commitment will enable us to accelerate the roll out of these new products, build stronger sales channels and support our continued commitment to R&D and business expansion."

         The securities have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.